           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 42 to Registration
Statement No. 2-65245 on Form N-1A of our report dated August 8, 2008, relating to the financial statements and financial highlights of Centennial
Money Market Trust, appearing in the Annual Report on Form N-CSR of
Centennial Money Market Trust for the year ended June 30, 2008, and to the references to us under the headings "Independent Registered Public Accounting
Firm" in the Statement of Additional Information and "Financial Highlights"
in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
October 24, 2008